Exhibit 23.3

RP® FINANCIAL, LC.
Financial Services Industry Consultants

June 6, 2011

Board of Trustees

BSB Bancorp, MHC

Boards of Directors

BSB Bancorp, Inc.

Belmont Savings Bank

2 Leonard Street

Belmont, Massachusetts 02478

Members of the Boards of Trustees and Directors:

We hereby consent to the use of our firm’s name in the Application for Conversion, and any amendments thereto, to be filed with the Federal Reserve Board and Massachusetts Commissioner of Banks, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statement concerning subscription rights in such filings including the prospectus of BSB Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

/s/ RP Financial, LC.

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 1100 Arlington, VA 22201	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594